UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 6, 2012

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1370 Avenue of the Americas, Suite 902
New York, New York 10019
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (858) 699-8313.

One E-Commerce Corporation
(Former Name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2012, Dr. Jerry Nadler was appointed as a director of the Company.

Dr. Nadler, 59, has been Professor and Chairman of Internal Medicine, the Harry H. Mansbach Endowed Chair in Internal Medicine and Director of the Strelitz Diabetes Center at Eastern Virginia Medical School since 2008. From 1999 to 2008, Dr. Nadler was the Chief of the Division of Endocrinology at the University of Virginia. Dr. Nadler is also the Scientific Founder of Diakine, a seed stage company developing therapies for type 1 and type 2 diabetes and related complications. Dr. Nadler is also a Pfizer Visiting Professor in Diabetes. Dr. Nadler has been a member of a Special Advisory Committee on Type I Diabetes with the director of the National Institutes of Health Diabetes Institute. Dr. Nadler was also the Associate Director of the NIH-funded Diabetes Endocrinology Research Center at the University of Virginia. Dr. Nadler has received research funding from the Juvenile Diabetes Foundation, The Ella Fitzgerald Charitable Foundation, National Institutes of Health, and the Iacocca Foundation. He has been a standing member of the ADA and NIH grant review committees. Dr. Nadler received his B.A. in Biology and Chemistry from the State University of New York at Binghamton, and his M.D. from the University of Miami School of Medicine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: March 12, 2012	By:	/s/ John Steel
John Steel
Chief Executive Officer